As filed with the Securities and Exchange Commission on July 29, 2016.

Registration No. 333-152402

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WILSHIRE BANCORP, INC.

(Exact name of registrant as specified in its charter)

California	20-0711133
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

3200 Wilshire Boulevard, Los Angeles,

California 90010

(213) 387-3200

(Address and telephone number, including area code, of principal executive offices)

Wilshire Bancorp, Inc. 2008 Stock Incentive Plan

(Full title of the plans)

Alex Ko

Executive Vice President and Chief Financial Officer

Wilshire Bancorp, Inc.

3200 Wilshire Boulevard

Los Angeles, California 90010

(213) 387-3200

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

Effective at the close of business on July 29, 2016, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 7, 2015, between BBCN Bancorp, Inc. (“BBCN”) and Wilshire Bancorp, Inc. (the “Registrant”), the Registrant merged (the “Merger”) with and into BBCN with BBCN surviving the Merger under the new corporate name “Hope Bancorp, Inc.” (the “Surviving Corporation”). As a result of the Merger, each share of the Registrant’s common stock has been converted into the right to receive 0.7034 shares of the Surviving Corporation’s common stock.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to this Registration Statement. Accordingly, the Registrant hereby removes from registration all securities registered under this Registration Statement that remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, in the State of California, on the 29th day of July 2016.

WILSHIRE BANCORP, INC.

By:	/s/ Alex Ko
Alex Ko
Executive Vice President and Chief Financial Officer